Exhibit 99.1

Occidental Petroleum Announces Permian Basin Resources and EOR Acquisitions

HOUSTON — October 31, 2016 — Occidental Petroleum Corporation (NYSE:OXY) today announced it has acquired producing and non-producing leasehold acreage in the Permian Basin from private sellers. Separately, the company acquired interests in several Permian Basin enhanced oil recovery (EOR) and CO2 properties, and related infrastructure.

“These transactions further complement and solidify Occidental’s dominant position in the Permian Basin,” said President and Chief Executive Officer Vicki Hollub. “They leverage our existing infrastructure, utilize our strong balance sheet and create additional operational synergies.”

The total purchase price for these transactions is approximately $2 billion, which has been funded from existing cash on hand.

Acquisition Highlights

Permian Resources

•	The leasehold acquisition includes approximately 35,000 net acres in Reeves and Pecos counties, Texas, in the Southern Delaware Basin, in areas where Occidental currently operates or has working interests.

•	Approximately 7,000 barrels of oil equivalent (BOE) per day of net production (72 percent oil) from 68 horizontal wells.

•	A minimum of 700 gross estimated horizontal drilling locations targeting the Wolfcamp A, Wolfcamp B and Bone Spring, with meaningful upside potential through infill drilling and additional intervals.

•	Proximity to other key Occidental development areas, such as Barilla Draw, allows for cost and infrastructure efficiencies and contiguous position enables longer lateral well development.

•	Enables efficient development by gaining operatorship and provides capital flexibility as a high percentage of the acreage is held by production.

•	Including this transaction, Occidental’s overall position in the leasehold area encompasses nearly 59,000 acres with an aggregate acquisition cost, inclusive of value given to current production and infrastructure, of approximately $2 billion.

Permian EOR

•	Acquired working interests in producing oil and gas CO2 floods and related EOR infrastructure, increasing Occidental’s ownership in several properties where it is currently the operator or an existing working interest partner.

•	These properties have current production of approximately 4,000 BOE per day (80 percent oil), with estimated net proved developed producing reserves of approximately 25 million BOE and total proved reserves of approximately 41 million BOE.

About Occidental Petroleum

Occidental Petroleum Corporation is an international oil and gas exploration and production company with operations in the United States, Middle East and Latin America. Headquartered in Houston, Occidental is one of the largest U.S. oil and gas companies, based on equity market capitalization. Occidental’s midstream and marketing segment gathers, processes, transports, stores, purchases and markets hydrocarbons and other commodities. The company’s wholly owned subsidiary OxyChem manufactures and markets basic chemicals and vinyls.

Forward-Looking Statements

Portions of this press release contain forward-looking statements and involve risks and uncertainties that could materially affect expected results of operations, liquidity, cash flows and business prospects. Actual results may differ from anticipated results, sometimes materially, and reported results should not be considered an indication of future performance. Factors that could cause results to differ include, but are not limited to: global commodity pricing fluctuations; supply and demand considerations for Occidental’s products; higher-than-expected costs; the regulatory approval environment; reorganization or restructuring of Occidental’s operations; not successfully completing, or any material delay of, field developments, expansion projects, capital expenditures, efficiency projects, acquisitions or dispositions; uncertainties about the estimated quantities of oil and natural gas reserves; lower-than-expected production from development projects or acquisitions; exploration risks; general economic slowdowns domestically or internationally; political conditions and events; liability under environmental regulations including remedial actions; litigation; disruption or interruption of production or manufacturing or facility damage due to accidents, chemical releases, labor unrest, weather, natural disasters, cyber attacks or insurgent activity; failure of risk management; changes in law or regulations; or changes in tax rates. Words such as “estimate,” “project,” “predict,” “will,” “would,” “should,” “could,” “may,” “might,” “anticipate,” “plan,” “intend,” “believe,” “expect,” “aim,” “goal,” “target,” “objective,” “likely” or similar expressions that convey the prospective nature of events or outcomes generally indicate forward-looking statements. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release. Unless legally required, Occidental does not undertake any obligation to update any forward-looking statements, as a result of new information, future events or otherwise. Material risks that may affect Occidental’s results of operations and financial position appear in Part I, Item 1A “Risk Factors” of the 2015

Form 10-K. Occidental posts or provides links to important information on its website at www.oxy.com.

-0-

Contacts:

Media:

Melissa E. Schoeb

713-366-5615

melissa_schoeb@oxy.com

or

Investors:

Christopher M. Degner

212-603-8111

christopher_degner@oxy.com

On the web: www.oxy.com